                                                                   EXHIBIT 99(a)


VERIO INC. STRENGTHENS INTERNATIONAL WEB HOSTING OPERATIONS WITH ACQUISITION OF TOP GERMAN WEB HOSTING FIRM

ENGLEWOOD, CO (Oct. 26, 1998) - Verio Inc. (NASDAQ:VRIO), a leading provider of high-speed Internet connectivity and the world's largest domain-based Web hosting company, has acquired an 80-percent stake in WWW-Service AG, one of Germany's largest Web hosting providers, with annualized revenues in excess of $5 million (U.S.). The acquisition is Verio's first to be completed outside of the United States, furthering the company's plan to build a strong operating presence as a leading Web hosting and e-commerce company internationally, where it already has a significant number of customers and reseller agreements. The remaining 20 percent of WWW-Service AG is owned by Florida-based Hiway Technologies which Verio previously announced it will acquire, with that transaction currently expected to close by the end of 1998.

The WWW-Service AG acquisition reinforces Verio's status as the world's largest and fastest-growing domain-based Web hosting company, adding more than 10,000 Web sites to its established base of more than 60,000, which Verio expects will increase to more than 160,000 with the closing of the Hiway acquisition. WWW-Service AG provides a broad suite of Web site hosting products including domain name registration, e-mail and Web site hosting both in the United States and Germany for a number of leading companies including Fuji Photo Film Europe, Banque Nationale de Paris, Schering GmbH & Co. Prod. KG and Siemens.

Already established as one of the top full-service U.S. Internet companies, Verio intends to leverage its strength to establish an equally strong presence in the European Internet market, which according to industry analyst firm Forrester Research is on the verge of an "explosion." Forrester predicts that European online activity in business trade, consumer retail and content will grow dramatically from $1.2 billion in revenues in 1998 to $64.4 billion by 2001. With the acquisition of WWW-Service AG, Verio is in a position to further expand its reach within the small and medium-size business market in Germany, considered one of the top European markets. According to the International Union for Telecommunications, Germany possesses the third-highest number of computers with Internet access after the United States and Japan.

"Verio now has a strong operational foothold for its Web hosting services in the rapidly growing European market," said Verio Chief Executive Officer Justin Jaschke. "Most business customers are looking for a full-service Web hosting company that can provide domain name registration, basic Web site services and enhanced Web site services including e-commerce and messaging. In addition, companies increasingly want their Web sites hosted in the country where they are conducting business with local language support by phone and e-mail. By combining the strength of Verio's global resources, distribution, industry-leading Web site hosting capabilities and technical expertise with WWW-Service AG's local service, we can provide customers with a reliable, secure, high-performance environment to do business online."

"With the online market growing so rapidly, we selected Hiway's technology as our core technology due to its superior Web site hosting capability," said Christian Jagodzinski, co-founder of Regensburg-based WWW-Service AG. "Now with Verio, we have the power of an international Web hosting company to develop and deliver new applications quickly, host Web sites in numerous countries and provide international Web site mirroring capabilities our customers will require as they leverage the Internet to conduct business globally."

Terms of the agreement were not disclosed. WWW-Service AG will continue to operate under its own name, eventually transitioning to operate under and help develop the Verio brand name globally.

About Verio Inc.

Verio Inc. (NASDAQ:VRIO) is a leading provider of Internet connectivity, Web hosting and enhanced Internet services with an emphasis on serving the small and mid-sized business market. Since its inception in March 1996, Verio has rapidly established a global presence through the acquisition, integration and growth of independent Internet providers with a business customer focus that deliver locally-based sales and engineering support in 39 of the top 50 U.S. markets under the Verio brand name and provide Web hosting services to customers in more than 100 countries.

For more information on WWW-Service AG, visit the company's Web site at www.www-service.de.

For more information on Verio, visit the company's Web site at www.verio.net or call 1-888-GET-VERIO. The corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303.645.1900.